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                                                                     EXHIBIT 5
                       [MIRO MIRO & WEINER LETTERHEAD]


                                                June 10, 1994



Sotheby's Holdings, Inc.
c/o Sotheby's, Inc.
1334 York Avenue
New York, New York  10021

          Re:  Registration Statement on Form S-8
               (the "Registration Statement")

Gentlemen:

        This opinion is furnished to you (the "Company") in connection with the filing of the Company's Registration Statement with the Securities and Exchange Commission. Terms used in this opinion letter that are defined in the Registration Statement and that are not otherwise defined in this opinion letter have the meanings ascribed to them in the Registration Statement.

        You have supplied us with, and we have examined in our capacity as counsel to the Company, such documents and other information as we deem necessary and relevant as a basis for the opinion herein expressed. In all such examinations, we have assumed the genuiness of all signatures and all original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officers and representatives of the Company and others.

        Based upon the foregoing, it is our opinion that the Class B Common Stock registered under the Registration Statement (and the shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock), when issued, will be duly and validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ MIRO MIRO & WEINER